Exhibit 1

Transactions in the Securities of the Issuer During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

JLA REALTY ASSOCIATES, LLC

Purchase	24,000	$3.3765	07/03/2025